Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-143674 on Form S-4 of our reports dated February 27, 2007, relating to the consolidated financial statements of Prosperity Bancshares, Inc. and subsidiaries and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Prosperity Bancshares, Inc. and subsidiaries for the year ended December 31, 2006, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP
Houston, Texas
June 27, 2007